Ex 99. 1

Press Release

VICTORIA, British Columbia, APRIL 15, 2007 - Spectre Technology Corporation (the “Company”) http://www.globalpaynet.com is pleased to announce the following update on the Company:

Spectre Technology Corporation (the “Company”) has closed a private placement of three million Euros (EUR 3,000,000) in exchange for Seven Million Nine Hundred Eighty Thousand (7,980,000) of its Common shares. This Private Placement represents a per share purchase by the subscriber of fifty cents (USD 0.50) per share. The subscriber to the Private Placement is a large financial institution from Andorra by the name of Andorra Banc Agricol Reig, SA. ( www.andbanc.com ). A commission of 10% of the total amount raised and a grant of One Million Six Hundred Thousand (1,600,000) shares has been has been paid to intermediary parties who helped raise the funds for the Company.

This sale of securities is exempt from registration pursuant to Regulation S under the Securities Act of 1933. No offers or sales were made to United States residents, and the purchaser qualifies under Rule 902 of Regulation S as non-U.S. subscriber. All shares are restricted and are subject to all the regulations of the Rule 144 promulgated under the United States Securities Act of 1933, (the “U.S. Act”).

The founder and Chairman of the Company, Alain Ghiai, was instrumental in organizing and delivering this transaction to a close.

About Spectre Technology Corporation
Spectre Technology Corporation ( www.globalpaynet.com ) has developed and currently markets a fully integrated software solution. Spectre facilitates credit card processing services for credit card based transactions of small to medium sized companies worldwide through its GlobalPayNET™ brand. The Company’s software solution functions as a gateway allowing clients to seamlessly process credit card transactions (purchases, sales and refunds) over the Internet.

Spectre’s GlobalPayNET™ is a credit card processing gateway that currently facilitates continuous online credit card transaction processing for merchants in the United States and Canada. The Company’s online e-Commerce merchant gateway operates under the name GlobalPayNET™ and can be found on the Internet under the Uniform Resource Locator (URL) of http://www.globalpaynet.com. Spectre’s gateway processing system is capable of processing credit card transactions for VISA, MasterCard and American Express, worldwide. GlobalPayNET™ is PCI/DSS compliant in accordance with the rules and regulations of all major credit cards. This ensures that Spectre’s GlobalPayNET™ real time electronic gateway processing is using the highest levels of security in encrypting data and is now certified by the Payment Card Industry’s Data Security Standard. GlobalPayNET™ is tested regularly to make sure it is in constant compliance with PCI regulations worldwide.